PEAR TREE FUNDS
AMENDED AND RESTATED MULTIPLE CLASS PLAN

1. Background.   Pear Tree Funds (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company that offers shares of beneficial interest in the separate series listed on Exhibit A hereto (each, a “Fund”).  Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio if, among other things, the investment company adopts a written multiple class plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.  The Trust is authorized to issue the following classes of shares of beneficial interest of each Fund: Ordinary Shares and Institutional Shares.  Each Fund has adopted a Plan of Distribution with respect to its Ordinary Shares (each, a “12b-1 Plan”) under which the Fund may bear expenses of distribution of its Ordinary Shares, including payments to and/or reimbursement of certain expenses incurred by the distributor of the Fund’s shares in connection with its distribution of the Fund’s Ordinary Shares.

2. Certain Class Rights and Preferences, Generally.  With respect to each Fund, each class of shares represents interests in the same portfolio of investments of the Fund, and is identical in all respects to each other class, except as set forth below.  The differences among the various classes of shares of each Fund will relate to: (a) distribution, service and other charges and expenses as provided for in Section 3 of this Plan; (b) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or the separate voting right of each class on matters for which the interests of one class differ from the interests of another class; and (c) such differences relating to: (i) eligible investors, (ii) the designation of each class of shares, and (iii) exchange privileges, each as may be set forth in the Fund’s prospectus and statement of additional information (the “SAI”), as the same may be amended or supplemented from time to time.

3.	Distribution, Service and Other Charges; Expense Reimbursements.

(a)           Certain expenses may be attributable to a Fund, but not a particular class of shares thereof.  All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes.

(b)           A class of shares may be permitted to bear expenses that are directly attributable to that class, including: (i) any distribution service fees associated with any rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such rule 12b-1 Plan; (ii) any administrative service fees attributable to such class; and (iii) any transfer agency, sub-transfer agency and shareholder servicing fees attributable to such class.

(c)           Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be applied properly to one class of shares of a Fund shall be so applied upon approval by votes of the majority of the Board of Trustees of the Trust, including a majority of those Trustees of the Trust who are not “interested persons” of the
Trust, as such term is defined in the 1940 Act (the “Independent Trustees”).

(d)           Notwithstanding any other term of this Plan, the distributor of a Fund’s shares, the investment adviser to the Fund or another provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted by Rule 18f-3 under the 1940 Act and any other applicable law.

(e)           All other rights and privileges of Fund shareholders are identical, regardless of which class of shares of the Fund is held.

4.           Certain Class-Attributable Charges and Expenses.  Consistent with the general provisions of Section 3(b) of this Plan, each class of shares of a Fund shall differ in the amount of, and the manner in which costs are borne by shareholders as follows:

(a)           Ordinary Shares

(i)           Ordinary Shares shall be sold at net asset value without any sales charge, as set forth in the Fund’s prospectus and SAI.

(ii)           Ordinary Shares shall be subject to an annual distribution expense under the Fund’s 12b-1 Plan, as set forth in the Fund’s prospectus, SAI, and 12b-1 Plan.

(b)           Institutional Shares

(i)           Institutional Shares shall be sold at net asset value without any sales charge as set forth in the Fund’s prospectus and SAI.

(ii)           Class B shares shall not be subject to any 12b-1 plan expense, whether as a distribution fee or service fee.

5.           Effective Date of this Plan.  This Plan shall not take effect until it has been approved by a vote of the majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees.

6.           Additional Classes.  This Plan shall become effective with respect to any class of shares of any Fund, other than Ordinary Shares and Institutional Shares, upon the commencement of the initial public offering thereof (provided that this Plan has previously been approved with respect to such additional class by a vote of the majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees prior to the offering of such additional class of shares, and shall continue in effect with respect to such additional class or classes until terminated in accordance with Section 8 of this Plan.  Such specific and different terms of such additional class or classes shall be attached hereto as Exhibit B and made part of this Plan.

7.           Amendments to this Plan.  No material amendment to this Plan shall be effective unless it is approved by a vote of the majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees.

8.           Termination of this Plan.  This Plan may be terminated at any time with respect to any Fund as a whole or any class of shares individually, by a vote of the majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees.  This Plan may remain in effect with respect to a particular class or classes of shares of a Fund even if it has been terminated in accordance with this Section 8 with respect to any other class of shares.

EXHIBIT A

List of Funds

Pear Tree Columbia Small Cap Fund
Pear Tree Columbia Micro Cap Fund
Pear Tree Quality Fund
Pear Tree PanAgora Dynamic Emerging Markets Fund
Pear Tree Polaris Foreign Value Fund
Pear Tree Polaris Foreign Value Small Cap Fund

EXHIBIT B

Additional Classes and Terms

None

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